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As filed with the Securities and Exchange Commission on July 27, 2001

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

GENERAL MAGIC, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0250147
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

420 North Mary Avenue, Sunnyvale CA 94085
(408) 774-4000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

KATHLEEN M. LAYTON
President & Chief Executive Officer
General Magic, Inc.
420 North Mary Avenue, Sunnyvale CA 94085
(408) 774-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

RUSSELL C. HANSEN, ESQ. MICHAEL MAYES, ESQ. Gibson, Dunn & Crutcher LLP 2029 Century Park East Suite 4000 Los Angeles, California 90067 (310) 552-8500	MARY E. DOYLE, ESQ. General Counsel General Magic, Inc. 420 North Mary Avenue, Sunnyvale CA 94085 (408) 774-4000

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time as described in the Prospectus after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee

Common Stock, $.001 par value

Preferred Stock, $.001 par value

Warrants(3)

Sub Total			$20,000,000	$5,000.00

Common Stock, $.001 par value(4)	100,000	$8.68(5)	$868,000

Common Stock, $.001 par value(6)	200,000	$1.75(5)	$350,000

Sub Total	300,000	N/A	$1,218,000	$5,304

Total			$21,218,000	$5,304.50

(1)
Not applicable pursuant to General Instruction II(D) of Form S-3
(2)
This figure is an estimate made solely for the purpose of calculating the registration fee. Pursuant to Rule 457(o) of the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed. The table does not specify by each class information as to the amount to be registered, or proposed maximum offering price per unit.
(3)
Includes warrants to purchase common stock, warrants to purchase preferred stock, and other warrants.
(4)
This represents shares of common stock issuable upon exercise of a warrant of the Company, dated as of November 28, 2000, issued to Ladenburg Thalmann & Co., Inc., one of the Selling Stockholders hereunder.
(5)
This figure is based upon the price at which the warrants held by the Selling Stockholders may be exercised pursuant to Rule 457(g) of the Securities Act of 1933, as amended.
(6)
This represents shares of common stock issuable upon exercise of a warrant of the Company, dated as of March 29, 2000, issued to Paul Revere Capital Partners Ltd., one of the Selling Stockholders hereunder.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

PRELIMINARY PROSPECTUS DATED JULY 27, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION MAKES THE REGISTRATION STATEMENT THAT INCLUDES THIS PROSPECTUS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

$20,000,000

GENERAL MAGIC, INC.

Common Stock*	Preferred Stock
Warrants

300,000 shares of Common Stock by the Selling Stockholders

    We may from time to time offer the following equity or equity-related securities separately or together in one or more series or classes and in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus:

  •
  shares of our common stock, par value $.001 per share;

  •
  shares of our preferred stock, par value $.001 per share; and

  •
  warrants to purchase shares of common stock or preferred stock.

    The specific terms of these securities will be provided in one or more supplements to this prospectus. In case of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants, these terms will include the duration, offering price, exercise price and detachability.

    We may sell any combination of the above described securities, in one or more offerings, up to a total aggregate public offering price of $20,000,000.

    In addition, the selling stockholders identified in this prospectus may offer up to 300,000 shares of General Magic, Inc. common stock. We will not receive any proceeds from the sale of common stock by the selling stockholders.

    General Magic's common stock is traded on the Nasdaq National Market under the symbol "GMGC". On July 23, 2001, the last reported sale price for General Magic's common stock on the Nasdaq National Market was $0.80 per share.

    INVESTING IN THE SECURITIES BEING OFFERED INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

THE DATE OF THIS PROSPECTUS IS JULY      , 2001

General Magic, Inc., 420 North Mary Avenue, Sunnyvale CA 94085, (408) 774-4000

*
The Common Stock includes shares of Common Stock that may become issuable upon exercise of the warrants. The Common Stock may also be issued as dividends on the Preferred Stock.

SUMMARY

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a shelf registration process. Under this shelf registration process, we intend to register securities for sale by us and to register securities for resale by the parties listed herein who acquired securities from us in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended. Hence, we may, over the next two years, sell any combination of the securities described in this prospectus, jointly or independently, in one or more offerings, and the selling stockholders may, during that same period, sell common stock (as described more fully below). The total dollar amount of any securities sold by us under this prospectus shall not exceed $20,000,000. In addition, the Selling Stockholders may sell a further 300,000 shares of our common stock. This prospectus provides you with a general description of the securities offered by the selling stockholders and us. Each time we sell securities, we will provide a prospectus supplement containing more specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. This summary highlights selected information from this prospectus and does not contain all the information that may be important to you.

    We and the selling stockholders may sell the offered securities to or through national or international underwriters, dealers or agents or directly to purchasers in and outside of the United States. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities from us. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the name of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

ABOUT GENERAL MAGIC

    General Magic, Inc.'s software products and services are designed to enable businesses to rapidly and efficiently develop and deliver automated customer service over the telephone using personality-rich conversational voice user interfaces that provide mobile access to enterprise, Internet and telecommunication information and services. Our open standards based magicTalk™ Enterprise Platform and patented personality rich voice user interface design features and methodology provide the foundation for our products, which are supported by our speech and language services and voice hosting services. Our principal target market is businesses that desire to offer automated voice access to information and services over the telephone.

    The magicTalk Enterprise Platform is designed to enable businesses to rapidly design and deploy automated, integrated, personalized, scenario-driven voice and web applications. With the magicTalk Enterprise Platform, businesses can add automated but conversational voice-access to enterprise systems while leveraging existing e-business infrastructure investments and reducing internal application development time.

    At the core of the magicTalk Enterprise Platform is the magicTalk Voice Gateway, our scalable, server software that enables telephone access to large enterprise and e-commerce applications. The magicTalk Voice Gateway integrates VoiceXML, the emerging standard for developing voice applications, and a choice of speech recognition, text to speech and telephony technologies and provides ready integration with web-based enterprise systems.

    We offer our speech and language services to businesses developing voice applications on the magicTalk Enterprise Platform. These speech and language services focus on software tools and techniques for developing socially engineered voice user interfaces. Based on our patented design features and methodology for developing voice user interfaces with personality and our experience in combining language, logic and personality, we strive to enable businesses to develop voice user interfaces to mirror their company brand and services and to build customer trust and loyalty.

    In February 2001, we announced the delivery of the initial feature set for the OnStar Virtual Advisor, an eyes on the road, hands on the wheel in-car voice system that was developed by General Magic and is deployed and hosted in our Network Operations Center in Sunnyvale, California. The Virtual Advisor represents the largest commercial deployment of a VoiceXML voice application to date and operates on our third generation magicTalk voice platform. Our Portico service runs on a previous version of the magicTalk voice platform, as did our myTalk voice application.

SECURITIES TO BE OFFERED

COMMON STOCK

    We may issue our common stock, and the selling stockholders may offer up to 300,000 shares of our common stock (as more fully described below). We have authorized 150,000,000 shares of common stock, par value $.001 per share. As of July 23, 2001, we had 70,917,864 shares of common stock outstanding. Each holder of common stock is generally entitled to one vote per share. Holders of common stock are entitled to receive dividends declared by the board of directors, subject to the rights of preferred stockholders.

PREFERRED STOCK

    We may issue preferred stock in whatever classes or series the board of directors authorizes, subject to limitations prescribed by Delaware law and our Bylaws and Certificate of Incorporation. As of July 23, 2001, 176 shares of Series D preferred stock, 428 shares of the Series F preferred stock, 1,500 shares of Series G preferred stock, and 580 shares of the Series H preferred stock were outstanding. We will describe the specific terms of any class or series of preferred stock we will issue in the future in the applicable prospectus supplement for that offering.

WARRANTS

    We may issue warrants to purchase our common stock and our preferred stock. The applicable prospectus supplement will describe the terms of the warrants.

RISK FACTORS

    In this section we summarize certain risks regarding our business and industry. Readers should carefully consider the following risk factors in conjunction with the other information included in this Prospectus.

We have a history of losses. We expect to continue to incur losses, and we may never achieve and sustain profitability.

    Since our inception, we have incurred significant losses, including a loss of $15.0 million for the period ended June 30, 2001. As of June 30, 2001, we had an accumulated deficit of $328.6 million. We expect to have net losses and negative cash flow for at least the next fifteen months. We plan to continue to spend significant amounts to develop, enhance and maintain our voice application products, services and technologies and to expand our marketing and sales efforts. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. If we fail to achieve and sustain profitability, the price of our stock may decline substantially.

Our limited funding may restrict our operations and our ability to execute our business strategy, and the availability of additional financing is uncertain.

    Our business model requires us to devote significant financial resources to the productization, enhancement and maintenance of our magicTalk voice platform and to the development of related products and services, to the development of the sales and business development organization and to the operation and maintenance of our network operations center. Our ability to raise additional capital will depend on a variety of factors, some of which will not be within our control, including investor perception of us, our business and the industry in which we operate, and general economic and market conditions. If we are not able to successfully manage our existing resources or to secure additional financing in a timely manner, our ability to generate sufficient revenues may be restricted and our business curtailed.

    Effective July 30, 1999, we entered into a common stock investment agreement with an institutional investor providing for an equity line. This arrangement is currently scheduled to expire on August 25, 2001. The common stock investment agreement permits us to require the investor to purchase from time to time an aggregate of up to $20,000,000 of our common stock in increments of up to $5,000,000 of which, as of July 23, 2001, we have drawn down $250,000. In addition, the investor has the right to purchase, in its sole discretion, up to an aggregate of an additional $6,000,000 of common stock during the term of the common stock investment agreement. On March 10, 2000, we agreed to amend the common stock investment agreement to provide the institutional investor with the option to purchase additional shares of our common stock equal to up to 100% of the amount specified in our put notice to the investor. The aggregate amount of the equity line, however, was not increased by this amendment. There are numerous conditions on our right to draw down under the equity line, including that the closing bid price of our common stock on the business day immediately preceding a draw down notice must be at least $2.00 per share and that our common stock is listed on the American Stock Exchange, Inc. ("AMEX"), the New York Stock Exchange ("NYSE"), The Nasdaq National Market or The Nasdaq SmallCap Market. In addition, the dollar amount specified in any draw down notice will be decreased by one twentieth (1/20) for each business day during the twenty business days immediately following delivery of the draw down notice on which the weighted average price of the common stock is less than $2.062. The weighted average price of our common stock was less than $2.062 on each business day through much of September, October and the first half of November of 1999 and has been less than $2.062 again in December of 2000 and January through the first half of July of 2001. It is uncertain that we will be able consistently to meet the closing bid price condition, the listing condition or any other condition. In addition, although we may request drawdowns in increments of up to $5,000,000, the actual dollar amount is subject to limitations based on the daily trading volumes, the market price of our common stock and the investor's percentage ownership of General Magic.

    On September 7, 2000, the investment banking firm of Ladenburg Thalmann & Co. Inc. ("Ladenburg Thalmann") executed a letter agreement with us whereby Ladenburg Thalmann agreed to act as our exclusive placement agent for the offering of up to $45,000,000 worth of our common stock on a "reasonable best efforts" basis. Ladenburg Thalmann agreed that it would seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. From November 29, 2000 through June 2001, we consummated sales of 9,545,410 shares of our common stock to institutional investors identified by Ladenburg Thalmann for an aggregate purchase price of $16,599,313. This arrangement with Ladenburg Thalmann expired on March 31, 2001.

    On June 28, 2001, we agreed to renew our relationship with Ladenburg Thalmann by engaging them as a non-exclusive placement agent and financial advisor for the offering of up to $15,000,000 worth of our common stock on a "reasonable best efforts" basis. Under this arrangement, Ladenburg Thalmann has agreed that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. Any additional securities offered by us pursuant to this arrangement with Ladenburg Thalmann will be offered by us under a prospectus supplement to be delivered pursuant to the registration statement of which this prospectus is a part.

    Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether Ladenburg Thalmann does or does not successfully identify others to purchase our securities. We, in turn, are not obligated to sell any of our securities to any prospective purchaser successfully identified by Ladenburg Thalmann.

    In consideration of the services to be rendered by Ladenburg Thalmann in connection with this arrangement, we have agreed to pay Ladenburg Thalmann a cash fee, payable upon the closing of the sale of any of our securities arranged by Ladenburg Thalmann, equal to 3.5% of the amount that we procure at such closing. In addition, we have agreed to indemnify Ladenburg Thalmann against certain liabilities that may arise under the Securities Act of 1933, as amended.

    No assurance can be given that additional financing will be available under the agreement with Ladenburg Thalmann or otherwise, or that, if available, it will be available on terms favorable to us or our stockholders. The unavailability or timing of revenues and financing may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements, and our common stock could be delisted from that market. See "—Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

The market for our voice application products and services may not develop, which would substantially impede our ability to generate revenues.

    Our future financial performance depends on growth in demand for voice application products and services. If the market for voice application products and services does not develop or if we are unable to capture a significant portion of that market, either directly or through our partners, our revenues and our results of operation will be adversely affected.

    The market for voice application products and services is relatively new and still evolving. Currently, there are a limited number of products and services in this industry. The adoption of voice application products and services could be hindered by the perceived cost, quality and reliability of this new technology, as well as the reluctance of customers that have invested substantial resources in existing systems, such as touch-tone-based systems, to replace their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we must provide information to prospective customers and partners, including large, established companies, about the uses and benefits of voice-driven applications in general and our products in particular. If these efforts fail, or if our voice application products and services do not achieve commercial acceptance, our business would be harmed.

    The continued development of the market for our voice application products and services will depend upon the:

  •
  widespread adoption of voice-driven applications by businesses for use in conducting transactions and managing relationships with their customers;

  •
  consumer acceptance of such applications; and

  •
  continuing improvements in hardware and software technology that may reduce the cost and improve the performance of voice solutions.

We must establish and maintain relationships with customers and partners to generate revenues.

    Our business model for voice application products and services depends on generation of revenue from licensing of our magicTalk voice platform and from fees for speech and language consulting services and for voice application hosting services. Our success in generating these revenues depends on our ability to establish and maintain relationships with our existing customers, such as OnStar Corporation, and with other organizations that engage in high-volume customer interactions, such as companies with customer relationship management applications, established eCommerce businesses, and value-added telecommunications providers, and with partners that currently provide technology solutions to these businesses. Competition for relationships with companies such as these is extremely intense.

We currently rely on a major customer for substantially all of our revenues. As a result, our inability to secure additional significant customers during a given period or the loss of our major customer could cause our quarterly results of operation to suffer significantly.

    In the first half of 2001, we derived approximately 91% of our total revenues from a single customer, OnStar Corporation, a subsidiary of General Motors Corporation. Any delay in the continuing deployment of the OnStar Virtual Advisor service, developed and deployed by General Magic in our network operations center, or in the expected rate of customer adoption of the service, could result in revenues and operating results for any quarter that are lower than projected. OnStar is not contractually obligated to purchase further development services from us, or to extend the network operations contract at the expiration of its current term in December 2002. In addition, OnStar may terminate its network operations agreement with us on sixty (60) days written notice and payment of a termination fee in an amount equal to the then current monthly rate for each month remaining in the term. Our dependence on OnStar makes it difficult to forecast quarterly operating results, which could cause our stock price to be volatile or to decline.

Our common stock may be delisted from the Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements.

    We are subject to the continued listing requirements of The Nasdaq National Market. In the event that we are not able to maintain continued compliance with The Nasdaq National Market's "net tangible assets" requirement or any other of its listing requirements, we would be subject to a delisting process. One of the requirements of The Nasdaq National Market for the continued listing of our common stock is that our common stock meet a minimum bid requirement of $1.00. If our common stock trades below $1.00 for 30 consecutive business days and thereafter does not trade at or above $1.00 for at least 10 consecutive business days in the 90 calendar day period following, then we would be in violation of the continued listing requirements of The Nasdaq National Market and, pending the outcome of an elective appeals process, subject to delisting. The closing price for our common stock has been below $1.00 ten times in April 2001, nine times in June 2001 and on fifteen consecutive business days in July 2001 (through July 26, 2001).

    In the event that we are delisted, we intend to seek to list our common stock on other markets such as The Nasdaq Small Cap Market and The American Stock Exchange, Inc. We cannot guarantee that we will be able to meet the listing requirements of these or any other markets. In the event that we are delisted from The Nasdaq National Market or are not able to list on any other market, the ability to sell shares of our common stock will be adversely affected.

We may be required to redeem the outstanding Series D Preferred Stock, Series F Preferred Stock and Series H Preferred Stock, which could significantly deplete our cash reserves and materially and adversely affect our financial condition.

    The holders of the Series D preferred stock, the Series F preferred stock and the Series H preferred stock have redemption rights if we fail to meet the requirements of the documents governing each.

    In the case of the Series D and Series F preferred stock, one of the requirements we must meet is that our common stock not be suspended from listing on or delisted from The Nasdaq National Market for a period of 15 consecutive days or for an aggregate of 45 days in any 365-day period. One of the requirements of The Nasdaq National Market for the continued listing of our common stock is that our common stock meet a minimum bid requirement of $1.00. If our common stock trades below $1.00 for 30 consecutive business days and thereafter does not trade at or above $1.00 for at least 10 consecutive business days in the 90 calendar day period following, then we would be in violation of the continued listing requirements of The Nasdaq National Market and, pending the outcome of an elective appeals process, subject to delisting. The closing price for our common stock has been below $1.00 ten times in April 2001, nine times in June 2001, and on fifteen consecutive business days in July 2001 (through July 26, 2001).

    The payments that we may be required to make to the holders of our Series D and Series F preferred stockholders in the event that a redemption right arises due to our delisting from The Nasdaq National Market differs. If we are delisted from The Nasdaq National Market, the Series D preferred stock holders may choose to either require us to redeem all of the outstanding shares of Series D preferred stock for a redemption value that currently totals as much as approximately $1.8 million, or, alternatively, they may require us to pay as much as approximately $360,000 and to reduce the applicable Conversion Percentage for the Series D preferred stock by 25%, which would result in an increase in the number of Conversion Shares issuable upon the conversion of our Series D preferred stock by 25% when such shares are converted. If we fail to pay this alternative payment timely, then we could be required to redeem all of the outstanding shares of our Series D preferred stock for a redemption value that could total an amount that, depending on the outcome of certain factors that cannot be predicted by us at this time, such as the future closing bid prices of our common stock, may exceed, but would not be less than, as much as approximately $2.32 million.

    With respect to our Series F preferred stock, in the event that we are delisted from The Nasdaq National Market, we would be required to (a) pay a daily payment to each holder of our Series F preferred stock for a period not to exceed twenty days in each 365 day period that could total as much as approximately $867,000, and (b) reduce the Fixed Conversion Price then in effect for the Series F preferred stock by 25%, which would result in an increase in the number of Conversion Shares issuable upon the conversion of our Series F preferred stock by 25% when such shares are converted. If we fail to pay this daily payment timely, then we could be required to redeem all of the outstanding shares of our Series F preferred stock for a redemption value that could total an amount that, depending on the outcome of certain factors that cannot be predicted by us at this time, such as the future closing bid prices of our common stock, may exceed, but would not be less than, as much as approximately $5.64 million.

    Although the holders of our Series H preferred stock do not have a similar redemption right should our common stock be suspended or delisted from The Nasdaq National market, they do have a redemption right if we provide notice to any holder of our preferred shares, including by way of public announcement, of our intention not to comply with proper requests for conversion of any of our preferred shares into common stock, or upon our failure to deliver conversion shares within five days of a requested or mandatory conversion. As of July 23, 2001, 580 shares of Series H preferred stock were outstanding. The redemption value of these shares could total an amount that, depending on the outcome of certain factors that cannot be predicted by us at this time, such as the future closing bid prices of our common stock, may exceed, but would not be less than, as much as approximately $7.7 million.

    If we were required to redeem all or any portion of these shares, such payments could deplete, equal or exceed our cash balance, which could materially and adversely affect our financial condition. In addition, a decrease in our cash balance could cause our common stock to be delisted from The Nasdaq National Market. We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption. For more information on the documents governing our preferred stock, see "Where You Can Find More Information."

Our voice application products and services can have long sales and implementation cycles and, as a result, our quarterly operating results and our stock price may fluctuate.

    Purchase of our voice application products and services requires the customer to adopt emerging voice applications technology. Accordingly, the decision to purchase our products and services typically requires significant pre-purchase evaluation. We may spend many months providing information to prospective customers regarding the use and benefits of our voice application products and services. During this evaluation period, we may expend substantial sales, marketing and management resources.

    After purchase, it may take substantial time and resources to implement our solution and to integrate it with our customer's existing systems. If we are performing significant professional services in connection with the implementation, we do not recognize software revenue until after system acceptance or deployment. In cases where the contract specifies milestones or acceptance criteria, we may not be able to recognize services revenue until these conditions are met. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles may make it difficult to predict the quarter in which revenue recognition may occur and may cause revenue and operating results to vary significantly from period to period. These factors could cause our stock price to be volatile or to decline.

General economic conditions may delay customer adoption of voice applications and services.

    Unfavorable economic conditions may cause businesses to reduce capital expenditures on adoption of new technologies, including voice-driven applications and services. If the economic conditions in the United States worsen or if a wider or global economic slowdown occurs, our results of operations and financial condition may be adversely affected.

We expect our quarterly revenues and operating results to fluctuate. If our quarterly operating results fail to meet the expectations of financial analysts and investors, the trading price of our common stock may decline.

    Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

  •
  the timing of sales of our products and services;

  •
  the timing of product implementations;

  •
  unexpected delays in introducing new products and services;

  •
  increased expenses, whether related to sales and marketing, product development or administration;

  •
  deferral of recognition of our revenue in accordance with applicable accounting principles where we are providing any significant development assistance;

  •
  the mix of product license and services revenue; and

  •
  costs related to possible acquisitions of technology or businesses.

If we are unable to retain key technical, professional service, sales, marketing and operational personnel, our business could be harmed.

    We rely upon the continued performance and services of our existing employees, including key managerial, technical, operational and marketing personnel. Our failure to attract, integrate, motivate and retain additional employees or to motivate and retain existing employees could harm our business.

Intense competition in the market for voice application products and services could prevent us from achieving or sustaining profitability.

    The market for voice application products and services is intensely competitive. A number of companies have developed, or are expected to develop, voice application technologies, products and services that compete with ours. Competitors in the voice application and platform technologies markets include companies that offer hosted or customer premise equipment-based voice-activated solutions to the telecommunications market, such as AccessLine Communications Corporation, Call Sciences Inc., Comverse Technology, Inc., InterVoice-Brite Inc. and Webley Systems, Inc.; speech recognition vendors, such as Nuance Communications Inc. and SpeechWorks International, to the extent that they engage in or support the development of voice applications; value-added resellers of speech recognition technology, such as NetbyTel.com, Inc. and VocalPoint, Inc.; companies that offer voice platform technologies, such as Motorola, Inc., Nuance Communications Inc. and VoiceGenie Technologies, Inc.; and companies in the voice portal category, such as BeVocal, Inc., HeyAnita Inc., and Tellme Networks Inc. Wireless communications infrastructure companies, such as Telefonaktiebolaget LM Ericsson or OPENWAVE Systems, Inc., may extend their offerings to provide the capabilities of the magicTalk communications platform, as may software developers such as Microsoft Corporation and Oracle Corp., or telecommunications companies such as AT&T Corp. and Sprint Communications Company, L.P. Many of these companies have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

Technology changes rapidly in our market, and our future success will depend on our ability to meet the needs of our customers.

    The market for voice application products and services is characterized by rapid technological change, changing customer needs, increasingly frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice application products and services obsolete and unmarketable.

    Our success will depend upon our ability to timely develop and introduce new voice application products and services, as well as enhancements to our existing products and services, to keep pace with technological developments and emerging industry standards and address the changing needs of customers and partners. We may not be successful in developing and marketing new products or services that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or services. In addition, our new products and services may not adequately meet the requirements of the marketplace or achieve market acceptance.

We may experience delays in product development, which could adversely affect our revenues or results of operation.

    Any delays in product development or market launch could adversely affect our revenues or results of operation. To be successful, we must continue to develop and enhance our magicTalk voice platform, and related products and services. Software product development schedules are difficult to predict because they involve creativity and may require implementation of original, untried solutions or the use of new development tools. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services.

The failure or unavailability of third-party technologies and related services could limit our ability to generate revenues.

    We have incorporated technology developed by third parties in certain of the voice application products and services offered to our customers, including the following:

  •
  email servers which process both emails and voice mails;

  •
  calendar and contact software;

  •
  voice recognition software;

  •
  text-to-speech software;

  •
  the billing system; and

  •
  network operations center servers, routers and other equipment.

    We will continue to incorporate third-party technologies in future voice application products and services. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our products or services, market acceptance of our products or services could be adversely affected. Moreover, if these third-party technologies fail or otherwise prove to be not viable, it may have a significant impact on our ability to provide our services and/or to generate revenues.

We rely on third party services to conduct our network operations center, and California's current energy crisis could disrupt our business operations and increase our expenses.

    We rely and will continue to rely on services supplied by third parties, such as telecommunications, Internet access and power, for services hosted in our network operations center. If these third-party services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

    California is in the midst of an energy crisis that could disrupt our business operations, in particular the services provided by our network operations center, and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has, on some occasions implemented, and is likely in the future to implement rolling blackouts throughout California. We currently have a backup generator to maintain power to our network operations center, and maintain sufficient fuel on-site to run the generator for a number of hours, with arrangements from a supplier to provide additional fuel as needed. We have no other alternate source of power, and our current insurance may not provide adequate coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt power supply to our network operations center, and our backup generator fails to operate properly, or we are unable to contract for needed fuel, it could lead to interruptions in the services hosted in our network operations center and could substantially impair our ability to operate our business. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

Conversion of preferred stock or issuance of other securities would dilute current stockholders.

    As of July 23, 2001, we have 176 shares of Series D preferred stock, 428 shares of Series F preferred stock, 1,500 shares of Series G preferred stock and 580 shares of Series H preferred stock outstanding, all of which are convertible into common stock. In addition, we have outstanding a warrant to purchase up to an additional 500 shares of Series G preferred stock and warrants to purchase an aggregate, as of July 23, 2001, of 2,798,374 shares of common stock outstanding. We also have an agreement with Ladenburg Thalmann pursuant to which we may raise up to an additional $15,000,000 upon the sale of our common stock. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares, exercise of the warrants, or in the event we elect to raise additional capital pursuant to this prospectus, whether through the Ladenburg Thalmann agreement or otherwise. The number of shares of common stock issuable upon the conversion of the Series D preferred stock and the Series F preferred stock, upon exercise of the warrants issued in connection with the Series B, Series D and Series H preferred stock transactions depends in part on future prices of our common stock on The Nasdaq National Market. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants issued in connection with the Series B, Series D, and Series H preferred stock will increase and the holders of common stock would experience additional dilution of their investment. Such dilution could cause the price of our common stock to decrease further. A decrease in the price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. Our board of directors may authorize issuance of up to 427,101 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may authorize the sale of additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

Our failure to protect our intellectual property could impair our competitive position.

    Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect under a combination of patent, copyright, trademark and trade secret laws, as well as with confidentiality procedures and contractual provisions. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

    We hold sixteen patents issued by the United States Patent and Trademark Office ("PTO"). We have ten patent applications pending before the PTO, as well as selected counterpart patent applications pending in foreign jurisdictions. There is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products or services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult and expensive, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we expect to license our products internationally, and the laws of some foreign countries would not protect our proprietary rights to the same extent as do the laws of the United States.

Our products may infringe the intellectual property rights of others, and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.

    The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing proprietary rights of others, third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, and develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

Security problems in our voice application products or services would likely result in significant liability and reduced revenues.

    Security vulnerabilities and weaknesses may be discovered in our voice application products or services, in the licensed technology incorporated in our voice application products or services, in our network operations center hosting environment, or in the media by which end users access our voice application products or services. Any such security problems may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and may limit the number of customers or subscribers for our voice application products or services. A decrease in the number of customers could lead to decreased revenues. These problems may also cause interruptions or delays in the development of enhancements to our voice application products and services and may result in lawsuits against us.

    We will continue to incorporate security technologies in our voice application products and services. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access our voice application products and services, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed. We intend to continue to limit our liability to end users and to our customers and partners, including liability arising from failure of the security technologies incorporated into our products and services, through contractual provisions. However, we may not successfully negotiate such limitations with all our customers and partners, nor may such limitations eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

Any software defects in our products could harm our business and result in litigation.

    Complex software products such as ours may contain errors, defects and bugs. With the planned release of any product, we may discover these errors, defects and bugs, and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us. Although our contracts typically contain provisions designed to limit our exposure to liability claims, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

A claim for damages could materially and adversely affect our financial condition and results of operation.

    We may be subject to claims for damages related to system errors and other defects in the services we host for our customers or in our General Magic branded services. Agreements with end users of these services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. Moreover, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

We depend on the integrity and reliability of our software, computer hardware systems and network infrastructure, and any inadequacies may result in substantial interruptions to our service.

    Our ability to host services for our customers depends on the integrity of our software, computer hardware systems and network infrastructure, and the reliability of software and services supplied by our vendors, including providers of telecommunications and electric power. We have encountered, and may encounter in the future, errors in our software or our system design, or inadequacies in the software and services supplied by our vendors. Any such errors or inadequacies may result in substantial interruptions to our services or those we host for our customers. Such errors may be expensive or difficult to correct in a timely manner, and we may have little or no control over whether any inadequacies in software or services supplied to us by third parties are timely corrected, if at all.

Our stock price has been extremely volatile, and extreme price fluctuations could adversely affect your investment.

    The market price of our common stock has been extremely volatile. From January 1, 2000 to July 23, 2001, the closing price of our common stock has varied significantly from a high of $17.313 to a low of $.80 per share. Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in development of our products or services, disruptions in our services, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the market prices for emerging and technology companies, such as ours. Such price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

Delaware law and certain provisions of our charter documents may inhibit a change of control of General Magic.

    Delaware law and provisions of our charter documents may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, General Magic. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of our common stock. These provisions include:

  •
  authority to issue "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;
  •
  prohibition on stockholder action by written consent;
  •
  requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and
  •
  advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

    Furthermore, the Series D preferred stock and the Series F preferred stock provide holders rights to redemption of their Series D preferred stock or Series F preferred stock, as the case may be, or penalty payments upon a change in control. In addition, the documents governing the Series D preferred stock, Series F preferred stock and Series H preferred stock prohibit changes of control unless the surviving entity assumes all of our obligations under the Series D preferred stock, Series F preferred stock, or Series H Preferred stock, as the case may be, and is a publicly traded corporation traded on The Nasdaq National Market, NYSE or AMEX. All of these rights could make an acquisition even more difficult.

Our facility is located near known earthquake faults, and the occurrence of an earthquake or other natural disaster could cause significant damage to our facility that may require us to cease or curtail operations.

    Our facility is located in the San Francisco Bay Area near known earthquake faults and is vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We do not have redundant, multiple site capacity, and so are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. Any damage to our facility could lead to interruptions in the services hosted in our network operations center and loss of subscriber information, and could substantially if not totally impair our ability to operate our business. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

    In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "estimates," "seeks," expects," "plans," "intends," "future" and similar expressions.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

    All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus, or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

USE OF PROCEEDS

    We cannot guarantee that we will receive any proceeds in connection with this offering and we will not receive any proceeds from any sales of securities by the selling stockholders.

    We intend to use the net proceeds of this offering, if any, for product development, capital expenditures, including those relating to the expansion of our network operations center, sales and marketing and for other general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, the progress of our product cycles, the progress of our network operations center, the market acceptance of our products and the status of competitive products. In addition, expenditures will also depend on the establishment of strategic partnerships with other companies, the availability of other financing and other factors.

    We may also use a portion of the proceeds, if any, to acquire or invest in complementary businesses or technologies. We are not planning or negotiating any such transactions as of the date of this prospectus.

SELLING STOCKHOLDERS

    The following table sets forth information with respect to the selling stockholders as of July 23, 2001 and the shares of common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their securities. This information has been obtained from the selling stockholders.

				Total Shares of Common Stock
						Shares of Common Stock Beneficially Owned After the Offering
	Warrants
Selling Stockholder	Shares of Underlying Common Stock	Shares of Common Stock Offered	Shares of Underlying Common Stock After the Offering	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered
						#	%
Ladenburg Thalmann & Co., Inc.	100,000	100,000	0	100,000	0	0
Paul Revere Capital Partners Ltd.	200,000	200,000	0	200,000	0	0
TOTALS

NOTES REGARDING NUMBER OF SHARES TO BE OFFERED

    The conversion amount and the exercise price of the warrants are subject to adjustment for events which cannot be predicted by us at this time, such as future stock splits. Consequently, the number of shares to be offered by the selling stockholders as set forth in the table represents an estimate. The actual number of shares of common stock issuable upon exercise of warrants could be materially less or more. Nevertheless, we have registered, and the number of shares offered by each selling stockholder as set forth in the table includes:

  •
  100% of the common stock issuable upon exercise of the warrants issued to Ladenburg Thalmann and to Paul Revere Capital Partners, Ltd., held by such selling stockholder as of July 23, 2001.

NOTES REGARDING NUMBER OF SHARES OWNED AFTER OFFERING

    Because the selling stockholders may offer all, some or none of their common stock, we cannot provide a definitive estimate of the number of shares that each selling stockholder will hold after the offering. The shares beneficially owned after the offering column assumes the sale of all shares offered. The percentage owned after the offering column is based on 70,917,864 shares of common stock outstanding as of July 23, 2001.

NOTES REGARDING BENEFICIAL OWNERSHIP

    Each of the selling stockholders has sole voting and investment power with respect to all shares of General Magic common stock shown as beneficially owned by it.

    The number of shares of common stock set forth in the table as underlying the warrants or as beneficially owned by each selling stockholder assumes exercise of all the warrants held by such selling stockholder. Ladenburg Thalmann is a registered broker-dealer which, as of July 23, 2001, makes a market in our common stock. Accordingly, Ladenburg Thalmann may hold a trading inventory of our common stock, which may fluctuate from day to day.

RELATIONSHIPS BETWEEN THE SELLING STOCKHOLDERS AND US

    None of the selling stockholders has held any position or office or, except for the Ladenburg Thalmann arrangements described above, has had any other material relationship with General Magic or any of our affiliates within the past three years other than as a result of its ownership of shares of our securities. This information is based upon information provided by the selling stockholders.

    On September 7, 2000, we entered into an agreement with Ladenburg Thalmann pursuant to which Ladenburg Thalmann agreed to act as our exclusive placement agent in identifying institutional investors who might wish to purchase our common stock. In connection with the agreement, we issued to Ladenburg Thalmann a warrant to purchase 100,000 shares of our common stock.

    The terms of the Ladenburg Thalmann warrant are as follows:

    The warrant is immediately exercisable for an aggregate of 100,000 shares of our common stock at an exercise price of $8.68. The warrant has a term of three years, expiring November 28, 2003. The number of shares issuable upon exercise of the warrant will change in the event of any of the following:

  •
  stock splits, stock combinations, stock dividends or similar transactions; and

  •
  reorganizations, recapitalizations, consolidations or mergers involving the Company in which our common stock is converted into or exchanged for securities, cash or other property.

    On March 30, 2001, we entered into a Common Stock Purchase Agreement with Paul Revere Capital Partners Ltd. ("Paul Revere") pursuant to which Paul Revere agreed to purchase $2,000,000 of our common stock. In connection with that financing arrangement, we also issued to Paul Revere a warrant to purchase 200,000 shares of our common stock.

    The terms of the Paul Revere warrant are as follows:

    The warrant is immediately exercisable for an aggregate of 200,000 shares of our common stock at an exercise price of $1.75. The warrant has a term of three years, expiring March 29, 2004. The number of shares issuable upon exercise of the warrant will change in the event of any of the following:

  •
  stock splits, stock combinations, stock dividends or similar transactions; and

  •
  reorganizations, recapitalizations, consolidations or mergers involving the Company in which our common stock is converted into or exchanged for securities, cash or other property.

PLAN OF DISTRIBUTION

BY THE COMPANY

    We may sell the offered securities:

  •
  directly to one or more purchasers;

  •
  to or through underwriters;

  •
  through dealers, agents or institutional investors; or

  •
  through a combination of such methods.

    We may also offer our common stock through the Ladenburg Thalmann arrangement. For a description of this arrangement, see, "Risk Factors—Our Limited Funding May Restrict Our Operations and Our Ability to Execute Our Business Strategy, and the Availability of Additional Financing is Uncertain."

    In addition, Ladenburg Thalmann may act as an underwriter for one or more "at-the-market offerings" of our common stock in accordance with the provisions of Rule 415(a)(4), promulgated under the Securities Act of 1933, as amended. An "at-the-market" offering is an offering of securities that is: (i) into an existing market for shares of the same class of securities, (ii) at other than a fixed price (e.g., at the market price), and (iii) on or through the facilities of a national securities exchange or to a market maker otherwise than on an exchange. Under this arrangement, we may contract to sell our common stock to Ladenburg Thalmann on a firm commitment basis and Ladenburg Thalmann, in turn, may sell those securities over the Nasdaq National Market (or the then existing facilities of a national securities exchange for our shares) subject to satisfaction of the requirements set forth in Rule 415(a)(4).

    Regardless of the method used to sell the offered securities, we will provide a prospectus supplement that will describe the terms of the offering of the securities, including some or all of the following information:

  •
  the identity of any underwriters, dealers, agents or investors who purchase the common stock;

  •
  the material terms of the distribution, including the number and type of securities sold and the consideration paid;

  •
  the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

  •
  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

  •
  the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

    If underwriters are used in the sale, we may engage the underwriters on a "firm commitment" basis. In a firm commitment underwriting, the offered securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities may be subject to certain conditions.

    We may also engage the underwriters on a "reasonable best efforts" basis. In a reasonable best efforts underwriting, the underwriters will not be required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered.

    If a dealer is used in the sale, we may sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

    We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved.

    Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

BY THE SELLING STOCKHOLDERS

    In the case of the common stock registered on behalf of the selling stockholders, the selling stockholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares on The Nasdaq National Market, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing of options on the shares;

  •
  in one or more underwritten offerings on a firm commitment or best effort basis; and

  •
  a combination of any such methods of sale.

    In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, the broker-dealer may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in The Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

    From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short the common stock of General Magic, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

    To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling stockholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act (no such compensation as to a particular broker-dealer will be in excess of customary commissions unless set forth in a supplement to this prospectus).

    The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933, as amended.

    A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

    The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

    We have agreed to indemnify in certain circumstances the selling stockholders and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholders have agreed to indemnify in certain circumstances General Magic against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act of 1933, as amended.

GENERAL DESCRIPTION OF THE SECURITIES

    We may offer shares of our common stock, preferred stock, warrants, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $20,000,000 of securities under this prospectus. In addition, the selling stockholders may offer up to an additional 300,000 shares of our common stock under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

    This section describes the general terms and provisions of the securities. The applicable prospectus supplement will describe the specific terms of the securities offered through that prospectus supplement as well as any of the general terms described below that will not be applicable to the securities offered.

DESCRIPTION OF COMMON STOCK

    The description of our common stock is contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, (including any amendment or report filed for the purpose of updating such description). We incorporate that description herein by reference.

DESCRIPTION OF PREFERRED STOCK

    This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock.

GENERAL

    The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock we offer for specific terms, including:

  •
  the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

  •
  the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

  •
  the redemption price or prices, if any, and the terms and conditions of any redemption;

  •
  the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable;

  •
  the voting rights;

  •
  the preemptive rights, if any are granted;

  •
  the initial offering price at which the shares will be issued; and

  •
  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

    When we issue shares of our preferred stock for cash, the shares will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares.

RIGHTS UPON LIQUIDATION

    If we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

  •
  liquidating distributions in the amount stated in the applicable prospectus supplement; and

  •
  all accrued and unpaid dividends whether or not earned or declared.

    We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our funds available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

    If we liquidate, dissolve or wind up our business, and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series are not sufficient to pay all liquidating distributions and accrued and unpaid dividends in full, then the holders of preferred stock and equal ranking shares will receive pro rata distributions of liquidating distributions and accrued and unpaid dividends. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.

DIVIDENDS

    Except as otherwise provided in the prospectus supplement, the holders of the preferred stock will be entitled to receive dividends, when, as and if declared by our board of directors, out of funds we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable, if they are provided for. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors for the payment of dividends. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

    The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates. Cumulative dividends, on the other hand, will accrue whether or not we have any earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not dividends are declared.

    Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

  •
  no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of junior securities;

  •
  no other distribution shall be declared or made upon, or any sum set apart from the payment of any distribution upon shares of junior securities, other than a distribution consisting only of junior securities;

  •
  no shares of junior securities shall be purchased, redeemed or otherwise acquired (excluding an exchange for shares of other junior securities) by us or any of our subsidiaries; and

  •
  no monies shall be paid or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition of any shares of junior securities by us or any of our subsidiaries.

REDEMPTION

    Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price.

    Redeemed preferred stock will become authorized but unissued preferred stock that we may issue in the future, unless we retire the redeemed stock. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property.

    Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our records. Each notice will state:

  •
  the redemption date;

  •
  the number of shares and the series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

  •
  that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  •
  the date when the holders' conversion rights, if any, will terminate.

    If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

  •
  the dividends on the preferred stock called for redemption will no longer accrue;

  •
  such shares will no longer be considered outstanding; and

  •
  the holders will no longer have any rights as stockholders except to receive the redemption price.

    When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

CONVERSION OR EXCHANGE RIGHTS

    The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

VOTING RIGHTS

    Except as indicated in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of common stock or preferred stock. We may issue these warrants independently or together with any other securities offered by any prospectus supplement, and they may be attached to or separate from such offered securities.

    A prospectus supplement will describe specific terms of the warrants and the applicable warrant agreements. These terms will contain some or all of the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the number of shares of common stock purchasable upon exercise of the warrants;

  •
  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each of these securities;

  •
  the date, if any, on and after which the warrants and the related common stock will be separately transferable;

  •
  the price at which each share of common stock or preferred stock purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

  •
  the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of federal income tax consideration in connection with the warrants; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

    The legality of the shares of common stock offered hereby is being passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

    The consolidated financial statements of General Magic, Inc. as of December 31, 2000 and December 31, 1999, and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference, herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also strongly encourage you to carefully read the documents incorporated by reference into this prospectus along with your review of the registration statement of which this prospectus is a part.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

    The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001, and the exhibits thereto.

  2.
  Our Quarterly Report on Form 10-Q for the Quarter ended March 31, 2001, filed with the Commission on May 15, 2001, and the exhibits thereto.

  3.
  Our Current Report on Form 8-K filed with the Commission on January 4, 2001.

  4.
  Our Current Report on Form 8-K filed with the Commission on February 21, 2001.

  5.
  Our Current Report on Form 8-K filed with the Commission on February 23, 2001.

  6.
  Our Current Report on Form 8-K filed with the Commission on March 8, 2001.

  7.
  Our Current Report on Form 8-K filed with the Commission on March 29, 2001.

  8.
  Our Current Report on Form 8-K filed with the Commission on April 3, 2001.

  9.
  Our Current Report on Form 8-K filed with the Commission on May 4, 2001.

  10.
  Our Current Report on Form 8-K filed with the Commission on May 25, 2001.

  11.
  Our Current Report on Form 8-K filed with the Commission on May 31, 2001.

  12.
  The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

    In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

    You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

General Magic, Inc.
Attention: Investor Relations
420 N. Mary Avenue
Sunnyvale, California 94085
Telephone: (408) 774-4000

$20,000,000

GENERAL MAGIC, INC.

Common Stock	Preferred Stock
Warrants

300,000 shares of Common Stock by the Selling Stockholders

Prospectus
July , 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee and Nasdaq filing fee:

Item	Amount Paid
SEC Registration fee	$5,304.50
Accounting fees and expenses	$12,500.00
Legal fees and expenses	$10,000
Miscellaneous expenses	$—

Total	$27,804.50

Item 15. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

    The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

    See also the undertakings set out in response to Item 17 herein.

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Item 16. Exhibits

Exhibit Number	Exhibit Title
4.1	Letter Agreement dated June 28, 2001 between the Company and Ladenburg Thalmann & Co., Inc.
4.2
Form of Warrant issued to Ladenburg Thalmann & Co., Inc. and institutional investors is incorporated by reference to Exhibit D to Exhibit 1.1 to the Company's Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2000.
5.1	Opinion of Gibson, Dunn & Crutcher LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the Signature Page contained in Part II of Registration Statement).

Item 17. Undertakings.

A.
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

E.
The undersigned Registrant hereby undertakes that:

(1)
For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2)
For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on July 26, 2001.

GENERAL MAGIC, INC.
By:	/s/ KATHLEEN M. LAYTON Kathleen M. Layton President and Chief Executive Officer

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Kathleen M. Layton and David H. Russian, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ KATHLEEN M. LAYTON Kathleen M. Layton	President, Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2001
/s/ DAVID H. RUSSIAN David H. Russian	Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2001
/s/ SUSAN G. SWENSON Susan G. Swenson	Director, Chairman of the Board	July 26, 2001
/s/ ELIZABETH A. FETTER Elizabeth A. Fetter	Director	July 26, 2001
/s/ PHILIP D. KNELL Philip D. Knell	Director	July 26, 2001
/s/ TOM D. SEIP Tom D. Seip	Director	July 26, 2001
/s/ CHESTER A. HUBER, JR. Chester A. Huber, Jr.	Director	July 26, 2001

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INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
4.1	Letter Agreement dated June 28, 2001 between the Company and Ladenburg Thalmann & Co., Inc.
4.2
Form of Warrant issued to Ladenburg Thalmann & Co., Inc. and institutional investors is incorporated by reference to Exhibit D to Exhibit 1.1 to the Company's Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2000.
5.1	Opinion of Gibson, Dunn & Crutcher LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the Signature Page contained in Part II of Registration Statement).

QuickLinks

FORM S–3 REGISTRATION STATEMENT
TABLE OF CONTENTS
SUMMARY
ABOUT GENERAL MAGIC
SECURITIES TO BE OFFERED
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
GENERAL DESCRIPTION OF THE SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS